Inuvo, Inc. Second Quarter 2020 August 13, 2020

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2020 Second Quarter Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO second quarter 2020 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

I would like to start by letting listeners know that as a consequence of the COVID-19 pandemic, both our offices in San Jose, California and Little Rock, Arkansas remain closed. In our Little Rock facility, we have started to have twice weekly leadership meetings. We are monitoring the pandemic on a day to day basis and will recommend a return to work for our employees if and only when we feel we can adequately safeguard our colleagues from co-infection.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission tomorrow Friday August 14, 2020.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in

Inuvo, Inc. Second Quarter 2020 August 13, 2020

INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Valter, and thanks everyone for joining us today.

For the three months ended June 30, 2020, we delivered roughly $7.6 million in Revenue, with approximately $5.7 million coming from the ValidClick Platform and $1.9 million from the IntentKey Platform.

For the six months period, revenue was $22.5 million, with $18.7 million from ValidClick and $3.8 million from the IntentKey.

Revenue in the prior three- and six-month periods was roughly $14 million and $29.5 million respectively.

Lower revenue through the first six months of the year was predominantly caused by decreasing advertising budgets associated with Covid-19 and isolated within the ValidClick Platform.

While revenue was down sharply year-over-year, we countered the income implications of lower revenue by implementing a number of short-term expense and contract modifications within the quarter.

Net Loss year-over year within the quarter improved 30% from roughly $2.0 million in 2019 to $1.4 million in 2020. Sequentially, Net Loss improved by over 50% or approximately $1.5 million dollars.

Inuvo, Inc. Second Quarter 2020 August 13, 2020

On an Adjusted EBITDA basis, there was also an improvement year-over-year within the quarter of roughly 84%, going from a loss of $854 thousand in Q2 2019 to a loss of $140 thousand in Q2 2020.

Sequentially, Adjusted EBITDA improved by roughly 90% or approximately $1.2 million dollars. A reconciliation of Adjusted EBITDA to Net Loss is contained in our earnings release.

As we had messaged on our Q1 conference call, we had expected the ValidClick business to be impacted materially by the Pandemic and it was, down roughly 29% for the first half of the year and 53% within the quarter on as year-over-year basis. This impact on ValidClick was partly influenced by the markets the business serves.

As a marketing tool for advertisers, the ValidClick Platform is typically used by Brands to extend their audience reach. As such, when budgets contract quickly, as they have during Covid, these services tend to be among the first budget adjustments.

The Interactive Advertising Bureau recently surveyed advertisers to better understand how they were thinking about their marketing budgets generally during Covid for the period between March and June.

46% of the responders noted that their Ad Spend was likely to be down with 24% noting that they had paused all advertising spend. 14% reported they had no plans to modify budgets and 16% were undetermined.

The ValidClick business had its lowest revenue month of the year in May. Since then, we have seen modest but steady sequential monthly improvements through July with August currently continuing that upwards trend.

Within ValidClick, the team has been using this time to build new products, bring more services inhouse and negotiate better deals with traffic acquisition partners so as to be in a

Inuvo, Inc. Second Quarter 2020 August 13, 2020

position as the market turns, to capitalize not only on growth but on margin. One of those new products is currently scaling in collaboration with Yahoo / Verizon.

The IntentKey business has held up well in spite of dramatic reductions in marketing budgets across the industry. For the 6-month period, the business is up 17% year-over-year. For the 3 months ended June 30, 2020, the business was roughly flat year over year.

The impact Covid has had on the IntentKey business is perhaps best characterized as a pause in the growth rate, which we would expect to return as the economy begins to improve post Covid.

The lowest IntentKey revenue month in the year to date was April. The May through July months all grew sequentially, and August is currently forecast to continue that trend.

We had frozen company hiring in March as a result of Covid but have recently restarted recruiting activity within the IntentKey, having added an additional salesperson in July. We currently have 10 people in sales, sales support and account management positions within the group.

Gross margins within the IntentKey have continued to exceed expectations, now averaging over 50% through the first 6-months of 2020, which is approximately 100% improved from the prior year period.

We’ve had roughly a 60% increase in the number of RFP’s we responded to within the quarter as compared to the prior year. The majority of these RFP’s are for budgets expected to be allocated in Q3 and Q4.

From a performance perspective, we exceeded client KPI’s, across the more than 50 campaigns that were operational within the quarter, by approximately 65%. Roughly ¼ of these campaigns were new and ¾ were renewals.

Inuvo, Inc. Second Quarter 2020 August 13, 2020

For our largest client, the IntentKey continues to perform very well. Our campaigns for that client currently include Mobile Video and Display advertising. We had a successful test campaign this quarter for Desktop Video and we are currently in the process of testing connected TV campaigns. When successful, test campaigns have historically turned into recurring budget allocations.

As a company, our capital position has never been stronger. At the end of July, we had roughly $12 million of cash on our balance sheet, which we plan to put to work towards growth initiatives.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Inuvo, Inc. Second Quarter 2020 August 13, 2020

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our second quarter of 2020.

As Rich mentioned, Inuvo reported revenue of $7.6 million for the quarter ended June 30, 2020; this compares to $14 million reported in the second quarter of last year.

The decrease in this year’s revenue is primarily due to reduced advertising budgets, particularly in the ValidClick operations. ValidClick revenue in the current quarter was $5.7 million compared to $12.1 million in the second quarter last year.

The lower ValidClick revenue was partially offset by higher revenue from our owned and operated sites. IntentKey revenue was virtually flat in the second quarter this year compared with last year, though for the first six months it was 17% higher than last year.

Gross Margins increased in the second quarter to 86% compared to 60% in the same quarter last year due primarily to a renegotiation of payment terms and conditions with a ValidClick marketing partner. IntentKey gross margins continued to increase within the second quarter of 2020, rising to 55% compared to 24% in the same quarter last year.

Operating expenses were $2.7 million lower in the second quarter of 2020 compared to the prior year.

Marketing costs are primarily made up of the expense required to attract consumers to websites and apps. These are the ValidClick traffic acquisition costs (also known as TAC). ValidClick revenue is generated predominately from ads served to these websites and therefore has a lower cost of revenue but a higher marketing expense as a result of TAC.

Marketing costs were $3.9 million in the second quarter this year compared to $6.5 million in the same quarter last year. The lower expense this year compared to last year is primarily

Inuvo, Inc. Second Quarter 2020 August 13, 2020

due to lower ValidClick revenue this year compared to last year and to the renegotiation of payment terms and conditions with a ValidClick TAC provider.

Compensation expense was $2.1 million in the second quarter this year compared to $1.7 million in the prior year primarily due to higher employee benefits expense, accrued commissions, stock-based compensation and accrued incentive pay.

Our headcount at June 30, 2020 was 70 full and part-time employees compared to 62 at June 30, 2019. In spite of a higher headcount in this year’s quarter, the payroll for the quarter ended June 30, 2020 was lower than the same quarter last year due to temporarily lowering the compensation for senior officers and employees with salaries in excess of $100,000 per year.

Selling, general and administrative expense decreased $432 thousand in the second quarter this year compared to the prior year due primarily to higher legal and professional fees incurred last year from the merger agreement which we terminated in June 2019.

Interest expense was $73 thousand in the second quarter of 2020 compared to $149 thousand interest income in the same quarter last year. Last year’s interest expense included an adjustment to the derivative liability expense associated with the convertible promissory notes we issued in March 2019.

We had other expense of $50 thousand in the second quarter of this year due to the loss associated with the mark to market of the derivative liability associated with the convertible notes just mentioned and due to the buyout of a lease of computer equipment.

We reported net loss of $1.4 million or 2¢ per basic share compared to the $2 million net loss or 6¢ per basic share loss in the same quarter last year.

The adjusted EBITDA for the quarter ended June 30, 2020 was a loss of $140 thousand compared to a loss of $854 thousand last year.

Inuvo, Inc. Second Quarter 2020 August 13, 2020

Our balance sheet at June 30, 2020, had cash and cash equivalents of $4.2 million and outstanding financing debts of $3.4 million.

In the quarter we engaged in a number of capital raising activities including:

•	In April, we closed on a second tranche of a registered direct offering in which we sold our common stock for gross proceeds of $245 thousand.

•
Also, in April, we obtained an unsecured $1.1 million loan under the Paycheck Protection Program (a “PPP Loan”). We used the proceeds entirely for payroll costs. In July we applied for debt forgiveness as provided by the program.

•	In May, the remaining promissory note holders converted their notes and no notes are now outstanding.

•	In June, we closed an additional registered direct offering of our common stock for gross proceeds of $5.5 million.

And subsequent to June;

•	In July, we closed a firm commitment underwritten follow-on public offering of our common stock for gross proceeds of $10 and three quarters million.
Just a word about COVID-19 and INUVO. Beginning in late April 2020, we started to see a reduction in the number of advertisers available to ValidClick and as a result a decline in the monetization of traffic to the various websites and applications that ValidClick serves. This resulted in the reduction in revenue we are now reporting for the second quarter.

Additionally, while at 17% growth, the IntentKey fared well through the first 6-months of 2020, a number of clients paused marketing spend in the second quarter resulting in a slowing down of the growth rate and reporting a flat second quarter year-over-year.

Generally, we have curtailed expenses, including compensation and travel. We have issued a work from home policy to protect our employees and their families. As mentioned earlier, we also implemented a temporary compensation change for senior officers and employees in May and June.

Inuvo, Inc. Second Quarter 2020 August 13, 2020

As Rich mentioned, beginning mid-June 2020, we experienced an improvement in daily revenue which appears to be continuing into the third quarter. We do not yet feel comfortable enough with the trend to predict with any certainty how the second half of the year will materialize nor whether our revenue run rate will continue to improve.

We are focusing our resources on areas we believe have immediate revenue potential and continuing to find expense reductions as necessary with as little disruption to our daily operations as possible.

Now, I’d like to turn the call back to Rich for closing remarks.

Inuvo, Inc. Second Quarter 2020 August 13, 2020

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we continue to navigate our way through the economic turmoil resulting from Covid and the early trends heading into the strongest part of our year suggests a recovery has started.

The IntentKey has continued to grow throughout the first half of the year in spite of significant and industry wide marketing budget declines resulting from Covid and while ValidClick was impacted more severely than the IntentKey, we have seen encouraging monthly sequential growth within ValidClick following the low point in May.

With now the strongest balance sheet in the history of our company, we feel confident in our ability to not only manage through Covid but to thrive on the other side.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.